Exhibit 99.7

MEMORANDUM

OF

INSTRUCTIONS

Upon the terms and conditions set forth in the Prospectus dated November 23, 2005, Popular, Inc. (the “Corporation”) is offering up to 10,500,000 shares of its common stock, par value $6 per share (“Common Stock”), to holders of record of its Common Stock (the “Holders”) at the close of business on November 7, 2005 (the “Record Date”) pursuant to the grant of non-transferable subscription rights (the “Subscription Rights”) through a subscription offering (the “Subscription Offering”). The Corporation expects, but is not obligated, to offer a portion or all of the shares of Common Stock not purchased by Holders during the Subscription Offering to the public through an underwritten public offering (the “Underwritten Offering”), which is expected to occur as soon as practicable after the completion of the Subscription Offering. The Subscription Offering will expire at 5:00 p.m., New York City time, on December 19, 2005 unless extended to a later date by the Corporation (the “Expiration Date”).

The total number of shares for which you are initially entitled to subscribe (the “Basic Subscription Rights”) is printed on the enclosed Order Form. Submission of the Order Form and payment of the aggregate Initial Subscription Price (as defined below) in the manner described herein are required in order to subscribe for shares of Common Stock. Oversubscription rights may be exercised as described below.

Completed Order Forms and payment of the aggregate Initial Subscription Price for the subscribed Common Stock should be sent in the enclosed envelope to the Subscription Agent, Mellon Bank, N.A.

1. Determination of Subscription Price; Payment

The Subscription Price per share of Common Stock has not been set and will be determined in the manner set forth in the Prospectus and summarized herein. The Subscription Price will be the lesser of (1) $21.00 (the “Initial Subscription Price”) and (2) the initial public offering price determined in the Underwritten Offering, if any (the “Adjusted Subscription Price”). In the event that the Underwritten Offering does not occur within 30 calendar days after the Expiration Date, the Subscription Price will be the lesser of the Initial Subscription Price and the average closing price at 4:00 p.m., New York City time, of our common stock for the five trading days up to and including the Expiration Date.

In order to exercise a Subscription Right, a Holder must pay the Initial Subscription Price for each share of Common Stock subscribed for. If the actual price resulting from the above formula is less than the Initial Subscription Price, the difference will be refunded to the Holder, without interest.

2. Basic Subscription Right

Each Holder should divide the number of shares owned by such Holder on the Record Date by twenty-six (26) to determine the number of Basic Subscription Rights granted to such Holders. No fractional Subscription Rights will be granted. Instead, the aggregate number of Basic Subscription Rights granted to each Holder will be rounded up to the next whole number. If, as a result of rounding up, the shares subscribed for by all Holders exceed the total number of shares of Common Stock offered hereby, all or a portion of the subscriptions pursuant to the rounding up may be cancelled on such basis as the Corporation shall determine, in its sole discretion. The full name of the Holder and the total number of such Holder’s Basic Subscription Rights is printed on the enclosed Order Form. Holders may elect to subscribe for fewer than the maximum number of shares of Common Stock underlying the Basic Subscription Rights.

3. Oversubscription Right

Each Holder who subscribes for the full number of shares of Common Stock underlying such Holder’s Basic Subscription Rights is also entitled to subscribe for additional shares of Common Stock not purchased by other Holders pursuant to their Basic Subscription Rights (the “Oversubscription Right”). If there are shares available for sale pursuant to the exercise of Oversubscription Rights, and if the number of such shares is not sufficient to satisfy in full all subscriptions submitted pursuant to such requests, the available shares of Common Stock will be allocated among Holders who exercise Oversubscription Rights pro rata based upon the number of shares owned by each such Holder on the Record Date. If the amount so allocated exceeds the amount subscribed for pursuant to the exercise of a Holder’s Oversubscription Right, the excess will be reallocated (one or more times as necessary) among those Holders whose subscriptions are not fully satisfied on the same principle, until all available shares have been allocated or all exercises of Oversubscription Rights have been satisfied. There can be no assurance, however, that any shares of Common Stock will be available to satisfy in whole or in part any exercise of Oversubscription Rights. The Corporation reserves the right to review and not accept any subscription pursuant to the exercise of the Oversubscription Right for more than 200,000 shares.

In order to exercise the Oversubscription Right, a Holder should complete Line 1(b) on the Order Form and submit payment in full of the aggregate Initial Subscription Price for the additional shares of Common Stock. Upon receipt, payments for oversubscriptions will be deposited by the Subscription Agent in an escrow account, and refunds will be made as soon as practicable after the Completion Date as described in “Refunds; Delivery of Stock Certificates” below.

4. Beneficial Ownership

In the case of owners (“Beneficial Owners”) who hold shares of Common Stock through a depository, bank, trust company, securities broker or dealer, administrator, trustee, or other nominee (an “Intermediary”), the Basic Subscription Right or Rights will be rounded up to the next whole number pursuant to the foregoing if such Intermediary makes a showing, to the satisfaction of the Subscription Agent, that such Beneficial Owner’s Basic Subscription Right or Rights would be so rounded if such Beneficial Owner were a record Holder.

Holders of Common Stock who hold shares for the account of others, such as depositories, banks, trust companies, securities brokers or dealers, administrators, trustees or other nominees, should contact the respective Beneficial Owners of such shares as soon as possible to ascertain the Beneficial Owners’ intentions and to obtain instructions with respect to the Subscription Rights. If a Beneficial Owner so instructs, the Holder of Common Stock should complete the Order Form and submit it to the Subscription Agent with the proper payment. Additionally, Beneficial Owners of shares of Common Stock held through such a nominee Holder should contact the nominee Holder and request the nominee Holder to effect transactions in accordance with the Beneficial Owner’s instructions.

Banks, brokers and other nominee Holders of Subscription Rights who exercise the Basic Subscription Rights and the Oversubscription Right on behalf of Beneficial Owners will be required to make certain certifications to the Subscription Agent and the Corporation.

5. Special Provisions Relating to the Delivery of Rights Through the Depository Trust Company

It is anticipated that the exercise of the Basic Subscription Rights (but not the Oversubscription Rights) may be effected through the facilities of The Depository Trust Company (“DTC”). A participant of DTC in whose name DTC holds Common Stock may exercise the Oversubscription Rights on behalf of Beneficial Owners of such Common Stock by properly executing and delivering to the Subscription Agent at or prior to 5:00 p.m., New York City time, on the Expiration Date, a DTC Participant Oversubscription Exercise Form, in the form available from the Subscription Agent, together with payment of the Initial Subscription Price for the number of shares of Common Stock for which the Oversubscription Right is to be exercised.

6. Fractional Rights

No fractional Basic Subscription Rights will be granted by the Corporation. The number of Basic Subscription Rights granted by the Corporation to each Holder will be rounded up to the next whole number. If, as a result of rounding up, the shares subscribed for by all Holders exceed the total number of shares of Common Stock offered hereby, all or a portion of the subscriptions pursuant to the rounding up may be cancelled on such basis as the Corporation shall determine, in its sole discretion.

7. Non-Transferable

The Subscription Rights and Oversubscription Rights being granted as part of the Subscription Offering are not transferable. Only the Holder named in the Order Form may exercise the Subscription Rights. The term “Holder” includes financial institutions that are participants in a securities depository, such as DTC, and that held shares of Common Stock on the Record Date through such securities depository.

8. Method to Subscribe

Basic Subscription Rights and Oversubscription Rights may be exercised by properly completing, signing and delivering the Subscription Rights Order Form (the “Order Form”) accompanying the Prospectus, together with payment in full of the aggregate Initial Subscription Price for shares of Common Stock subscribed for pursuant to Basic Subscription Rights and the Oversubscription Rights.

To subscribe for shares of Common Stock pursuant to Basic Subscription Rights, complete Line 1(a) of the Order Form. To subscribe for shares pursuant to the Oversubscription Right, complete Line 1(b) of the Order Form. Add Lines 1(a) and 1(b) to determine the total number of shares subscribed for on Line 1(c). Determine the payment due on Line 2 by multiplying the total number of shares subscribed for on Line 1(c) by the Initial Subscription Price. Sign on Line 3 using the exact name in which the Common Stock is registered and fill in the appropriate information, including address and phone number.

Subscription Rights may be exercised by properly completing and duly executing the Order Form and having it delivered to Mellon Bank, N.A. (the “Subscription Agent”) at the address set forth below, together with full payment of the Subscription Price for all shares of Common Stock subscribed for pursuant to the Basic Subscription Rights and the Oversubscription Right (the amount shown in Line 1(c)).

If by mail:

Mellon Bank, N.A.

c/o Mellon Investor Services LLC

P.O. Box 3301

South Hackensack, NJ 07606

Attention: Reorganization Department

If by hand/overnight courier:

Mellon Bank, N.A.

c/o Mellon Investor Services LLC

480 Washington Blvd., 27th floor

Jersey City, NJ 07310

Attention: Reorganization Department

Delivery of Order Forms and payments must be received by the Subscription Agent at or before 5:00 p.m., New York City time, on December 19, 2005. Payment of the aggregate Initial Subscription Price must be made in U.S. currency by cashier’s check or official check payable to the order of the Subscription Agent. No interest will be paid to Holders on funds delivered to the Subscription Agent pursuant to the exercise of Subscription Rights. Once a Holder has exercised a Subscription Right, the exercise is irrevocable unless there is a material amendment to the Subscription Offering and the Subscription Right is exercised before such amendment.

The method of delivery of an Order Form to the Subscription Agent is at the risk of the Holder. The Corporation suggests that Express Mail or similar overnight carrier be used to ensure timely delivery. If delivery is made by regular mail service, the use of registered or certified mail, return receipt requested, properly insured, is recommended. Completed Order Forms and payments should be mailed or delivered by hand only to the Subscription Agent and not to the Corporation.

Following are some examples of how an Order Form should be used to exercise Subscription Rights.

a.	Subscriptions for Common Stock Using All the Holder’s Basic Subscription Rights.

For example, a Holder with 12 Basic Subscription Rights, which does not wish to exercise its Oversubscription Right, can subscribe for 12 shares of Common Stock. Line 1 on the Order Form should be filled in by entering the number 12 in the space provided in Line 1(a) as well as Line 1(c) and a cashier’s check or official check for $252.00, the payment for 12 shares of Common Stock, enclosed. To compute the payment due multiply the total number of shares of Common Stock subscribed for (Line 1(c)) by the Initial Subscription Price ($21.00 x 12 = $252.00). The completed portions of Order Form for this example would be shown in Illustration A.

ILLUSTRATION A

1.	The undersigned hereby irrevocably subscribes for the number of full shares of Common Stock, as indicated on Line 1(c) below:
	a. Basic Subscription Rights	12

	b. Oversubscription Right	0

	c. Total Shares of Common Stock Subscribed for (a + b)	12

2.	Number of shares from Line 1(c) 12, multiplied by $21.00, the Initial Subscription Price = Total Payment Due $252.00 (round to nearest cent).

b.	Subscription for Common Stock Using Less Than All the Holder’s Basic Subscription Rights

A Holder may subscribe for less than the full number of shares of Common Stock to which its Basic Subscription Rights entitle it. For example, a Holder with 40 Basic Subscription Rights could choose to use only 12 of such Basic Subscription Rights to subscribe for 12 shares. The Order Form should be filled in as in Illustration A and a cashier’s check or official check for $252.00, the payment for 12 shares of Common Stock, enclosed, notwithstanding the fact that the Holder had the Basic Subscription Rights to subscribe for up to 40 shares of Common Stock.

c.	Exercising the Oversubscription Right

A Holder who exercises all of its Basic Subscription Rights may subscribe for additional shares, if any, that are not purchased by other Holders. For example, a Holder with 12 Basic Subscription Rights, who is entitled to purchase 12 shares of Common Stock upon exercise of such Basic Subscription Rights in full, may choose to exercise its Oversubscription Right to attempt to purchase the desired number of additional shares of Common Stock (e.g., 10), if any are available on the Expiration Date. The Order Form would be filled in as in Illustration B and a cashier’s check or official check for $462.00, the total payment for the 12 shares of Common Stock such Holder may purchase pursuant to its Basic Subscription Rights and for the 10 shares of Common Stock such Holder is electing to purchase pursuant to its Oversubscription Right, enclosed. The Corporation reserves the right to review and not accept any subscription pursuant to the exercise of the Oversubscription Right for more than 200,000 shares.

ILLUSTRATION B

1.	The undersigned hereby irrevocably subscribes for the number of full shares of Common Stock, as indicated on Line 1(c) below:
	a. Basic Subscription Rights	12

	b. Oversubscription Right	10

	c. Total Shares of Common Stock Subscribed for (a + b)	22

2.	Number of shares from Line 1(c) 22, multiplied by $21.00, the Initial Subscription Price = Total Payment Due $462.00 (round to nearest cent).

9. Signatures and Address

a.	Signatures by Registered Holder.

The signature on the Order Form must correspond to the name of the registered Holder exactly as it appears on the face of the Order Form without any alteration or change whatsoever. Persons who sign the Order Form in a representative or other fiduciary capacity must make such indication when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

b.	Execution by Person Other than Registered Holder.

If the Order Form is signed by a person other than the Holder named on the face of the Order Form, proper evidence of authority of the person signing the Order Form must accompany the same unless, for good cause, the Subscription Agent dispenses with proof of authority.

c.	Address.

To assist in processing subscriptions, Holders are asked to provide their address and phone number on the Order Forms, or, in the case of Beneficial Owners, on the instructions to the appropriate Intermediary.

10. Refunds; Delivery of Stock Certificates

Holders will be notified by mail of the number of shares for which their purchase requests have been accepted and the actual purchase price as soon as practicable after the completion of the Underwritten Offering, if any, or if such Offering does not occur, as soon as practicable after the Expiration Date (the “Completion Date”). The excess, if any, of the Initial Subscription Price over the final subscription price, together with the aggregate Initial Subscription Price per share of Common Stock subscribed for pursuant to the Oversubscription Right but not issued, will be refunded after the Completion Date, in each case without interest. Certificates representing shares of Common Stock subscribed for and issued will be mailed to each subscribing Holder at the address appearing on its Order Forms as soon as practicable after the Completion Date.

Certificates for shares of Common Stock issued pursuant to the exercise of Subscription Rights will be registered in the name of the Holder exercising such Subscription Rights. The Subscription Agent will place all proceeds of the Subscription Offering into an escrow account until such funds are transferred to the Corporation or refunded to Holders after the Completion Date or termination of the Subscription Offering. No interest will be paid to Holders on funds delivered to the Subscription Agent pursuant to the exercise of the Subscription Rights. The shares of Common Stock subscribed for pursuant to the Subscription Offering will be issued and sold as of the Completion Date.

11. Irregularities

All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights will be determined by the Corporation, whose determinations will be final and binding. The Corporation reserves the right to reject any exercise if such exercise is not in accordance with the terms of the Subscription Offering or not in proper form or if the acceptance thereof or the issuance of shares could be deemed unlawful. The Corporation, in its sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Right. Order Forms will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Corporation determines, in its sole discretion. Neither the Corporation nor the Subscription Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Order Forms or incur any liability for failure to give such notification.

12. Additional Information

Questions concerning the Subscription Offering and requests for additional copies of the Prospectus may be directed to the Subscription Agent or Mellon Investor Services LLC (the “Information Agent”). The toll-free telephone number of the Subscription Agent and the Information Agent is 1-888-451-6209. The address of the Information Agent is set forth below:

Mellon Investor Services LLC

480 Washington Blvd., 27th floor

Jersey City, NJ 07310

Attn: Reorganization Department